Exhibit 10.3

DWF CJM/20166775-5

2018

GUARANTEE

by

Quotient Limited and Quotient Suisse SA

in favour of

ROSLIN ASSETS LIMITED

Property: 5 James Hamilton Way, Milton Bridge, Penicuik, EH26 0BT (formerly Site 3, Bio Campus, Roslin, Midlothian)

GUARANTEE

by

QUOTIENT LIMITED, a company incorporated in Jersey with registered number 109886 and having its registered office at PO Box 1075, Elizabeth House, 9 Castle Street, St Helier, Jersey, JE2 3RT; and Quotient Suisse SA, a company organised under the laws of Switzerland with registered number CHE-167.592.818 and having its registered office at Route de Crassier 13, Business Park Terre Bonne, Bâtiment B 1, 1262 Eysins, Switzerland (together the “Guarantor”);

in favour of

ROSLIN ASSETS LIMITED, incorporated under the Companies Acts (Registered Number 10893348), and having its Registered Office at Fifth floor Maybrook House, 40 Blackfriars Street, Manchester, M3 2EG, and includes where the context so requires its successors as Landlord under the Lease (“Landlord”);

WHEREAS:

(A)	The Landlord is in right of the landlord’s part of the Lease.

(B)	The Tenant is in right of the tenant’s part of the Lease.

(C)	The Guarantor has agreed to guarantee the obligations of the Tenant under the Lease;

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Guarantee:

“Business Day” means a day on which clearing banks in Edinburgh and Glasgow are open for normal business;

“Change of Control” means in respect of the Tenant, the actions of any person or group of persons acting in concert result in a change in:

(a)	the power (whether by way of ownership of shares, members’ interests, proxy, contract, agency or otherwise) to:

i.	cast, or control the casting of, more than 25% of the maximum number of votes that might be cast at a general meeting of the Tenant; or

ii.	appoint or remove all, or the majority, of the directors or equivalent officers of the Tenant; or

iii.	give directions with respect to the operating and financial policies of the entity with which the directors or equivalent officers of the entity are obliged to comply: and/or

(b)	the holding beneficially (either directly or indirectly) of more than 25% of the issued share capital or members’ interest (as applicable) of the Tenant (excluding any part of that issued share capital or members’ interests (as applicable) that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

“Guaranteed Obligations” means all past, present, future and contingent obligations of the Tenant:

(a)	to pay all rents and other sums; and

(b)	to perform and fulfil all other obligations

which are now or may at any time in the future become due by the Tenant to the Landlord in terms of the Lease;

“Interest” means interest on the sum in question at 4% per cent per annum above the base rate from time to time of Royal Bank of Scotland plc from the date that such sum is due for payment or, if there is no such date specified, the date of demand for such sum until such sum is paid;

“Lease “ means the lease between QUOTIENT BIOCAMPUS LIMITED and ALBA BIOSCIENCE LIMITED dated 14 July 2017 and registered or undergoing registration in the Land Register of Scotland under Title Number MID192976 and registered in the Books of Council and Session on 26 January 2018 as varied or amended by (One) Minute of Variation of Lease entered or about to be entered into between QUOTIENT BIOCAMPUS LIMITED and ALBA BIOSCIENCE LIMITED; and (Two) Licence for Works entered or about to be entered into between QUOTIENT BIOCAMPUS LIMITED and ALBA BIOSCIENCE LIMITED;

“Property” means ALL and WHOLE that plot or area of ground together with the buildings and others erected thereon extending to 3.18 hectares or thereby known as and forming 5 James Hamilton Way, Milton Bridge, Penicuik EH26 0BF (formerly known as Site 3, Biocampus, Roslin) being the subjects in the course of registration in the Land Register of Scotland under Title Number MID197810;

“Relevant Event” means any of the following events or circumstances:

(i)	The Tenant going into liquidation including provisional liquidation or a petition being presented or resolution proposed or passed for their liquidation;

(ii)	The Tenant having a receiver appointed in respect of any part of their undertaking or assets;

(iii)	The Tenant (not being a corporate body) having their estates sequestrated or becoming insolvent or apparently insolvent or signing a trust deed for creditors or effecting or proposing any general composition with their creditors;

(iv)	The Tenant being dissolved, struck off or otherwise ceasing to exist;

(v)	The Landlord serving notice on the Tenant that an event has occurred which entitles the Landlord to irritate the Lease;

(vi)	The Lease being terminated by reason of irritancy;

(vii)	The Tenant having an administrator appointed or a petition being presented for the appointment of an administrator or notice of intention to appoint an administrator being given;

(viii)	The Tenant instituting or giving notice of or indicating an intention to institute a voluntary arrangement or composition in respect of their debts or affairs; or

(ix)	The Tenant becoming unable to pay their debts within the meaning of section 123 of the Insolvency Act 1986;

“Rent Deposit Agreement” means the rent deposit agreement entered or about to be entered into between the Tenant and the Landlord ancillary to the Lease.

“Tenant” means ALBA BIOSCIENCE LIMITED, incorporated under the Companies Acts with Registered Number SC310584 and having their Registered Office at Douglas Building Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 0PL;

1.2	In this Guarantee, unless otherwise specified or the context otherwise requires:

1.2.1	any reference to one gender includes all other genders;

1.2.2	words in the singular only include the plural and vice versa;

1.2.3	any reference to the whole is to be treated as including reference to any part of the whole;

1.2.4	any reference to a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assignees; words importing individuals include corporations and vice versa;

1.2.5	any references to this Guarantee or to the Lease or to any other document are references to this Guarantee, the Lease or to that other document as varied, supplemented, assigned, novated or replaced from time to time;

1.2.6	any reference to a Clause is to the relevant Clause of this Guarantee;

1.2.7	any reference to a statute or statutory provision includes any subordinate legislation which is in force from time to time under that statute or statutory provision;

1.2.8	any reference to any statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment;

1.2.9	any phrase introduced by the words “including”, “include”, “in particular” or any similar expression is to be construed as illustrative only and is not to be construed as limiting the generality of any preceding words;

1.2.10	references to writing or written do not include faxes or e-mail;

1.2.11	where at any one time there are two or more persons included in the expression “Guarantor” obligations contained in this Guarantee which are expressed to be made by the Guarantor are binding jointly and severally on them and their respective executors and representatives whomsoever without the necessity of discussing them in their order;

1.3	The headings in this Guarantee are included for convenience only and are to be ignored in construing this Guarantee.

1.4	Unless the context otherwise requires, words and expressions which are defined in the Lease will bear the same meanings for the purposes of this Guarantee.

2	Guarantee

The Guarantor irrevocably and unconditionally guarantees to the Landlord full and punctual payment or performance by the Tenant of the Guaranteed Obligations as and when they fall due for payment or performance and failing such payment or performance by the Tenant the Guarantor will on demand by the Landlord make payment or effect performance of the Guaranteed Obligations in question together with:

2.1	all liabilities, losses, costs, damages and expenses incurred by the Landlord by reason of or in connection with any such failure together with Interest; and

2.2	all costs and expenses properly and reasonably incurred by the Landlord in connection with the enforcement of this Guarantee together with Interest.

3	Primary Obligation

The obligations of the Guarantor under this Guarantee will be independent primary obligations and not merely those of guarantor or cautioner and if any of the Guaranteed Obligations are not, or cease to be, valid and enforceable for any reason whatever (whether or not known to the Landlord) or for any reason are not recoverable from or capable of performance by the Guarantor under Clause 2 the Guarantor will still be liable to the Landlord in respect of such Guaranteed Obligations as if they were fully valid and enforceable and/or recoverable or capable of performance and the Guarantor were principal debtor in place of the Tenant.

4	Indemnity

4.1	The Guarantor undertakes to indemnify the Landlord on demand against all liabilities, losses, costs, damages and expenses which the Landlord may incur by reason of or in connection with any failure by the Tenant to make payment of or perform any of the Guaranteed Obligations as and when they fall due or as a result of any of the Guaranteed Obligations being or becoming void or unenforceable for any reason or the Guaranteed Obligations for any reason not being recoverable or capable of performance under Clause 2, together with Interest.

4.2	The Guarantor undertakes to indemnify the Landlord on demand against all liabilities, losses, costs, damages and expenses which the Landlord may incur by reason of or in connection with the Tenant proposing or entering into any company voluntary arrangement or other scheme or arrangement having or purporting to have the effect of impairing, compromising or releasing any or all of the Guarantor’s obligations under this Guarantee.

5	Limitation

5.1	If and to the extent that Quotient Suisse SA is liable under this Guarantee for any Guaranteed Obligations and if complying with such undertaking would constitute a repayment of capital, a violation of the legally protected reserves or the payment of a constructive dividend by Quotient Suisse SA or would otherwise be restricted under Swiss mandatory law and accounting principles then applicable (the “Restricted Obligations”), Quotient Suisse SA’s liability will be limited to the amount of Quotient Suisse SA’s freely disposable equity in accordance with Swiss law and Swiss accounting principles (the “Swiss Available Amount”).

5.2	This limitation shall only apply to the extent that it constitutes a requirement under Swiss mandatory legal and accounting principles at the time Quotient Suisse SA is required to perform the Restricted Obligations. Such limitation will not release Quotient Suisse SA from its obligations in excess of the Swiss Available Amount, but will merely postpone the performance date thereof until such time(s) when such performance is again permitted from a Swiss legal and Swiss accounting point of view.

5.3	The terms of this Clause 5 are entirely without prejudice to Quotient Limited’s obligation as Guarantor under this Guarantee including without prejudice to the foregoing generality the terms of Clause 1.2.11.

6	Guarantor to take new lease

Without prejudice to any other provision of this Guarantee if a Relevant Event occurs, the Landlord may serve notice on the Guarantor within six months after the Relevant Event requiring the Guarantor to accept, as required by the Landlord, either:

6.1	a new lease of the Property for a period equal to the residue of the term of the Lease which would have remained if the Relevant Event had not occurred, at the same rent and on the same terms as the Lease commencing on the date of the Relevant Event, except that any works carried out by or on behalf of the Tenant (or its predecessor as tenant under the Lease) will be treated by reference to the date of entry under the Lease and not the date of the Relevant Event; or

6.2	an assignation to the Guarantor of the Tenant’s interest under the Lease, effective from the date of the Relevant Event.

6.3	In the event the Landlord requires the Guarantor to enter into a new lease or assignation in terms of this Clause 6 in circumstances where the Landlord has retained the whole monies then held under the Rent Deposit Agreement pursuant to clause 5.3 and/or 5.4 of the Rent Deposit Agreement and there remains in the Landlord’s hands a balance from the Deposit Fund (as defined in the Rent Deposit Agreement) after settlement of all the outstanding obligations of the Tenant under the Lease and the Landlord is legally entitled thereto (“the Surplus”) then the Landlord agrees with the Guarantor that the Surplus shall be treated by the Landlord as a rent deposit under the new lease entered into with the Guarantor and the Landlord and the Guarantor shall enter into a rent deposit agreement in respect thereof in the same terms mutatis mutandis as the Rent Deposit Agreement (excluding clauses 6.1 and 6.2.5 thereof) but subject to such amendments as the Landlord shall reasonably require to give effect to this clause.

7	Duration

This Guarantee will be a continuing security notwithstanding any intermediate payment or performance and will remain in force so long as any liability (including any future or contingent liability):

7.1	on the part of the Tenant under the Lease, or

7.2	on the part of the Guarantor under this Guarantee remains unfulfilled unless discharged by the Landlord in accordance with Clause 8.

8	Non-impairment

This Guarantee will not be discharged or prejudiced by:

8.1	the Landlord holding, acquiring, failing to perfect, releasing or giving up any obligation, security or remedy (present or future) for the obligations of the Tenant under the Lease or any neglect, delay or forbearance on the part of the Landlord in enforcing such obligation, security or remedy;

8.2	the Landlord giving time or any other indulgence to the Tenant;

8.3	any variation, amendment, supplement or extension whether formal or informal, of the terms of the Lease or the implementation of any rent review provisions in the Lease;

8.4	the Landlord irritating the Lease;

8.5	the Landlord releasing any person(s) comprised in the Tenant from liability under the Lease, or

8.6	any other act, omission or event whereby (but for this Clause) the Guarantor would be discharged in whole or in part from this Guarantee.

9	Discharge

If the Tenant assigns its interest under the Lease in accordance with the terms of the Lease, or the Landlord accepts a renunciation of the Tenant’s interest under the Lease, the Landlord will at the request and cost of the Guarantor grant a valid discharge of this Guarantee as at the date of valid intimation of such assignation or the effective date of such renunciation (as the case may be) provided that there are no outstanding claims under the Guarantee, or if there are any such claims, upon such claims being satisfied in full.

10	Assignation & Change of Control

10.1 The Landlord has the right to assign or transfer this Guarantee to its successors as landlord under the Lease without the consent of the Guarantor.

10.2	The Guarantor does not have the right to assign or transfer their rights or obligations under this Guarantee.

10.3	In the event of a Change of Control occurring, the Landlord shall not unreasonably withhold or delay consent to an application by the Guarantor for this Guarantee to be discharged but that only in exchange for a fresh guarantee being granted in the same terms as this Guarantee by a replacement Guarantor (or Guarantors) who is/are in the Landlord’s reasonable opinion of sound financial standing and demonstrably capable of fulfilling the Guarantor’s obligations under this Guarantee.

11	Postponement of Claims by Guarantor

11.1	Until the Guaranteed Obligations have been fully and unconditionally paid or performed, the Guarantor will not be entitled to share any security held or money received by the Landlord on account of the Guaranteed Obligations.

11.2	Until the Guaranteed Obligations have been fully and unconditionally paid or performed, the Guarantor waives its rights of subrogation, reimbursement and indemnity against the Tenant and any other person and any other right they may have to stand in the place of the Landlord in respect of any security from or money payable by the Tenant or any other person.

11.3	Until the Guaranteed Obligations have been fully and unconditionally paid or performed, the Guarantor will have no recourse, nor be entitled to pursue any right or remedy, against the Tenant arising from the performance of any of the Guarantor’s obligations under this Guarantee.

11.4	In the event of the liquidation, receivership, administration, sequestration or other insolvency or dissolution of the Tenant the Guaranteed Obligations will be deemed to continue to be due and outstanding until fully and unconditionally paid or performed. The Landlord will be entitled to claim in the liquidation, receivership, administration, sequestration or other insolvency of the Tenant for the full amount of the Guaranteed Obligations and to retain the whole of the dividends from such claim to the exclusion of any rights of the Guarantor as guarantor in competition with the Landlord until the Landlord’s claim is satisfied in full.

12	Exclusion of Set Off

12.1	All payments due by the Guarantor under this Guarantee will be made without any retention, deduction, set-off or counterclaim and free from any deduction or withholding for or on account of any taxes or other charges in the nature of taxes imposed by any competent authority. If any such deduction or withholding is required by law the Guarantor will pay the Landlord such additional amount as may be necessary to ensure that the Landlord receives the full amount of the relevant payment as if such deduction or withholding had not been made.

12.2	When entering into this Guarantee, Quotient Suisse SA and the Landlord have assumed that any sum paid or payable by Quotient Suisse SA is not and will not become subject to any deduction or withholding of Taxes on account of Swiss Withholding Tax (a “Swiss Tax Deduction”). Notwithstanding that the Landlord and Quotient Suisse SA do not anticipate that any payment will be subject to Swiss Tax Deduction, they agree that, in the event that a Swiss Tax Deduction should be imposed on any payments, any such payment shall, subject to the provisions of this Guarantee, be increased in an amount which (after making any Swiss Tax Deduction) would have been due had no Swiss Tax Deduction been made. For this purpose, the Swiss With tax shall be calculated on the full grossed-up amount and Quotient Suisse SA shall deduct and pay to the Swiss Federal Tax Administration the applicable Swiss Withholding Tax.

To the extent that a Swiss Tax Deduction is imposed, Quotient Suisse SA shall promptly complete any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the Quotient Suisse SA to obtain authorization (a) to make payments without them being subject to Swiss Withholding Tax or to being subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties, as applicable, and (b) for the Landlord to obtain a full or partial refund of any Swiss Tax Deduction under applicable double taxation treaties.

The Landlord shall provide reasonable efforts to cooperate with Quotient Suisse SA to secure such refund or exemption. When the Landlord has been able to realize treaty benefits, Quotient Suisse SA will have a refund claim against the Landlord at the amount of the treaty benefit obtained after the calculation of the payment as computed under this Clause 12.2. Such refund is subject to any right of set-off pursuant to this Guarantee and subject to not being in a less favourable net after-tax position than such the Landlord would have been in if such Swiss Withholding Tax had not been required in the first instance. Quotient Suisse SA shall cooperate with the Landlord and shall procure that the Tenant also cooperates with the parties.

12.3	The terms of Clause 12.2 are entirely without prejudice to Quotient Limited’s obligation as Guarantor under this Guarantee including without prejudice to the foregoing generality the terms of Clause 1.2.11.

12.4	The Guarantor will not be entitled to withhold or restrict performance of any obligation by it under this Guarantee by reason of any purported right or claim of retention, set off or counterclaim or for any other reason.

13	Certificate

A certificate signed by any authorised signatory on behalf of the Landlord will, except in the case of manifest error, conclusively constitute the amount of the Guaranteed Obligations or any sum due by the Guarantor under Clause 14 or any other provision of this Guarantee at the relevant time for all purposes of this Guarantee.

14	Costs

14.1	The Guarantor will pay to the Landlord within five Business Days after written demand:

14.1.1	the costs of registering this Guarantee in the Books of Council and Session and of obtaining three extracts (one of which will be delivered to the Guarantor’s solicitors);

14.1.2	the legal fees and expenses reasonably and properly incurred by the Landlord in connection with the preparation and completion of any new lease or assignation entered into under the terms of Clause 5 including the registration dues on such new lease or assignation;

14.1.3	all Value Added Tax on any of the fees, costs and expenses set out above.

14.2	If any amount specified in Clause 14.1 is not paid within 14 days of demand the Guarantor will pay Interest on such amounts.

14.3	The Guarantor will be responsible for any Land and Buildings Transaction Tax chargeable on any such new lease or assignation.

15	Notices

15.1	Any notice, demand, request or certificate required by this Guarantee will be in writing and may be delivered personally, sent by post or transmitted by fax to the relevant party using the relevant details specified in Clause 15.3. In the case of notices served on the Guarantor, notices shall be served on each of the Guarantor companies.

15.2	Any notice, demand, request or certificate will be deemed to be received:

15.2.1	if delivered personally, (with proof of delivery) at the time of delivery;

15.2.2	if sent by recorded delivery post, 48 hours after the date of posting; and

15.2.3	in the case of fax, at the time when the sender’s fax machine confirms transmission;

Provided that if, in the case of personal delivery or transmission by fax, such delivery or transmission occurs outwith normal business hours on a Business Day or on a day which is not a Business Day, delivery will be deemed to occur on the next Business Day.

15.3	The details referred to in Clause 15.1 are:

Guarantor

Address: PO Box 1075, Elizabeth House, 9 Castle Street, St Helier, Jersey, JE2 3RT and

Fax Number: 0131 445 6184

For the attention of: Roland Boyd

Landlord

Address: Fifth floor Maybrook House, 40 Blackfriars Street, Manchester, M3 2EG

Fax Number: 0161 832 0382

For the attention of: Andrew Berkeley;

or such other address, fax number or person as may be notified in writing from time to time by the relevant party to the other party for the purposes of this Clause.

16	Counterpart

16.1	This Guarantee may be executed in any number of counterparts and by each of the parties on separate counterparts.

16.2	Where executed in counterparts:

16.2.1	this Guarantee will not take effect until each of the counterparts has been delivered;

16.2.2	each counterpart will be held as undelivered until the parties agree a date on which the counterparts are to be treated as delivered; and

16.2.3	the date of delivery may be inserted in the testing clause of this Guarantee in the blank provided for the effective date.

17	Applicable Law and Jurisdiction

This Guarantee is governed by and is to be construed in accordance with the law of Scotland and in so far as not already subject to it, the parties irrevocably submit to the non-exclusive jurisdiction of the Scottish Courts.

18	Registration

The Guarantor consents to the registration of this Guarantee and any certificate pursuant to this Guarantee for preservation and execution: IN WITNESS WHEREOF these presents consisting of this and the 10 preceding pages are:

Signed for and on behalf of QUOTIENT LIMITED

at Penicuik on 23/3/2018

by:

/s/ Roland Boyd (Signature)

ROLAND BOYD (Full name in CAPITALS)

Director

/s/ Andrew Gordon Robb (Signature)

ANDREW GORDON ROBB (Full name in CAPITALS)

Witness

1 Peacock Avenue (Full address - witness only)

Bonnyrigg

Signed for and on behalf of QUOTIENT SUISSE SA

at Penicuik on 23/3/2018

by:

/s/ Roland Boyd (Signature)

ROLAND BOYD (Full name in CAPITALS)

Director

/s/ Andrew Gordon Robb (Signature)

ANDREW GORDON ROBB (Full name in CAPITALS)

Witness

1 Peacock Avenue (Full address - witness only)

Bonnyrigg

Signed for and on behalf of ROSLIN ASSETS LIMITED

at ManChester on 23rd March 2018

by:

/s/ Andrew Berkeley (signature)

ANDREW BERKELEY (Full name in CAPITALS)

Director

/s/ Brocha Issler (signature)

BROCHA ISSLER (Full name in CAPITALS)

Witness

3 Waterpark Road Manchester M7 4EU Secretary	(Full address - witness only)